Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-53726, 333-02948, 333-57965, 333-37168, 333-106062, and 333-106064 on Form S-8, 333-65555, 333-66943, and 333-122084 on Form S-3, and 333-31618 on Form S-4, of our report dated March 15, 2007 relating to the financial statements of Premier Boxboard Limited, LLC (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption by Premier Boxboard Limited LLC of the recognition and related disclosure provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, on December 31, 2006), appearing in this Annual Report on Form 10-K of Caraustar Industries, Inc. and subsidiaries for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

March 16, 2007